Exhibit 3.1

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2016SL7004438ML/RanMarine Technology

Draft dated 25 March 2016

For discussion purposes only – subject to partner review

In this translation an attempt has been made to be as literal as possible without jeopardizing the overall continuity. Inevitably, differences may occur in translation, and if so, the Dutch text will by law govern.

DEED OF INCORPORATION

RanMarine Technology B.V.

This [—] day of [—] two thousand sixteen appeared before me, Francisca Theodora Henriëtte van Loon-Vercauteren, civil law notary officiating at Rotterdam, the Netherlands, hereinafter referred to as “civil law notary”:

[—], acting upon a written power of attorney granted by and as such representing:

a.	Lindsay Robert Williams, born in Windlesham, United Kingdom, on the fifteenth day of February nineteen hundred sixty-two, residing at [49,Voortrekker Street,McGregor,6708 Western Cape South Africa], [Unmarried], holder of a British passport with number 707274628, hereinafter referred to as the “Incorporator I”;

b.	Richard John Hardiman, born in Cape Town, South-Africa, on the twenty-seventh day of November nineteen hundred seventy-five, residing at [19 Union Avenue Pinelands Cape Town 7704, South Africa], [Married], holder of a British passport with number 800153583, hereinafter referred to as the “Incorporator II”; and

c.	PortXL Editie 2016 B.V., a private limited liability company (in Dutch: besloten vennootschap met beperkte aansprakelijkheid), having its registered office in Rotterdam, the Netherlands, and its principal place of business at Wilhelminakade 909, 3072 AP Rotterdam, the Netherlands, registered with the trade register of the Chamber of Commerce under file number 64568814, hereinafter referred to as the “Incorporator III”.

The Incorporator I, the Incorporator II and the Incorporator III hereinafter jointly referred to as the “Incorporators”.

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The person appearing, acting in his aforesaid capacities, stated hereby to incorporate a private limited liability company (in Dutch: besloten vennootschap met beperkte aansprakelijkheid), hereinafter referred to as the “company”, which shall be governed by the following

ARTICLES OF ASSOCIATION:

Definitions.

Article 1.

1.	In these articles of association, the following words have the following meanings:

a.	share: a share in the capital of the company; rights that do not include the right to vote nor any entitlement to the distribution of profits or reserves will not be considered as a share;

b.	shareholder: a holder of one (1) or more shares;

c.	general meeting: the body of the company formed by the person or persons in whom, as shareholder or otherwise, the voting rights attaching to shares are vested, or a meeting of persons with rights to attend general meetings (or their representatives);

d.	managing director: a member of the management board of the company;

e.	management board: the management board of the company;

f.	register: the register of the company;

g.	company: the company whose internal organization is governed by these articles of association;

h.	persons with the right to attend general meetings: shareholders and persons to whom the right to attend general meetings has been granted in accordance with these articles of association;

i.	right to attend general meetings: the right to attend general meetings and to address these meetings.

2.	References to articles are references to articles of these articles of association, unless explicitly stated otherwise.

3.	Unless the context does provide otherwise, the words and expressions in these articles of association, when not described otherwise, have the same meaning as in the Dutch Civil Code.

Name and registered office.

Article 2.

1.	The company’s name is: RanMarine Technology B.V.

2.	The company has its registered office in Rotterdam, the Netherlands.

Objects.

Article 3.

The objects of the company are:

a.	to develop water bourne autonomous drones for various uses in and aroundports, harbours and waterways.

b.	to incorporate, in any manner to participate in, to manage and to supervise businesses and companies;

c.	to give advice and to provide services to businesses and companies with which the company is affiliated in a group and to third parties;

d.	to finance businesses and companies;

e.	to borrow, including the lending and raising of funds, to issue bonds, debentures or other securities, and to enter into related agreements;

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f.	to issue guarantees, to commit the company and to encumber the assets of the company for the benefit of businesses, companies and other legal entities with which the company is affiliated in a group and for the benefit of third parties;

g.	to acquire, to manage, to encumber, to operate, and to alienate property subject to registration and asset values in general;

h.	to trade in currencies, securities and asset values in general;

i.	to exploit and to trade patents, trademarks, licences, knowhow, copyrights, databanks and other intellectual property rights;

j.	to perform all kinds of industrial, financial and commercial activities;

as well as any and all things that are related or may be conducive to the above, all of this in the broadest sense of the word.

Capital and shares.

Article 4.

1.	The capital of the company consists of one (1) or more ordinary shares, each share having a nominal value of one eurocent (EUR 0.01).

2.	All shares are numbered consecutively from 1 onwards.

3.	All shares are registered shares.

4.	If shares or rights attached to shares belong to a community, not being a special community referred to in article 189 paragraph 1 of Book 3 of the Dutch Civil Code, the joint owners may only be represented in dealings with the company by one (1) person who is authorised to that effect in writing by all of them.

Register.

Article 5.

1.	The management board keeps a register in which the names and addresses of all shareholders are recorded, stating the date on which they acquired the shares, the date of acknowledgement or service of notice, as well as the amount paid up on each share.

2.	The names and addresses of parties that have a right of usufruct or pledge in respect of shares must be recorded in the register, stating the date on which they acquired the right, the date of acknowledgement or service of notice, and also stating which rights attached to the shares are vested in them.

3.	All shareholders and other parties whose data must be recorded in the register pursuant to paragraph 2 must provide the management board in a timely manner with the information required.

4.	The register must be updated on a regular basis. All registrations and annotations in the register must be signed by a managing director.

5.	On request the management board must provide a shareholder, a usufructuary and a pledgee an excerpt from the register regarding his right to a share for no consideration.

6.	The management board must make the register available at the office of the company for inspection by the shareholders as well as the usufructuaries and pledgees.

Issue of shares and pre-emptive right.

Article 6.

1.	Shares may be issued only by resolution of the general meeting, insofar as the general meeting has not transferred that power to another body within the company. The general meeting may revoke that transfer. The price and the other conditions of issue are determined in the decision to issue shares. The price may not be below par.

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2.	Each shareholder, with the exception of the company if it is the holder of shares in its own capital, has a pre-emptive right on the issue of shares pro rata to the aggregate value of his shares, subject to the applicable legal restrictions and the provisions laid down in paragraph 4.

3.	The provisions of paragraph 2 apply accordingly to the granting of share subscription rights but do not apply to the issue of shares to someone who exercises a share subscription right previously acquired.

4.	The pre-emptive right can be limited or excluded, each time for one (1) single issue, by the body authorised to issue shares.

5.	The issue of a share requires a deed designated for that purpose, executed before a civil law notary officiating at the Netherlands, to which deed the company and the persons acquiring shares must be parties.

Payment on shares.

Article 7.

1.	On subscription for a share, its nominal value must be paid up. It may be stipulated that the nominal value or part thereof need not be paid up until a specified period of time has passed or until the company calls up that amount.

2.	Payment on a share must be made in cash, except insofar as another contribution has been agreed to.

3.	Payment in a currency other than that in which the nominal value is denominated may be made only with the permission of the company.

Own shares.

Article 8.

1.	The company may not purchase shares in its own capital on the issue of shares.

2.	The management board decides with due observance of the relevant provisions of the law on the acquisition of shares in the capital of the company. Acquisition by the company of not fully paid up shares in its own capital is void.

3.	The company may acquire shares in its own capital only in such manner that as a result of such acquisition(s) at least one (1) share is held by a person other than the company or a subsidiary of the company.

4.	At the acquisition and alienation of shares in its own capital by the company article 13 is applicable.

5.	No vote may be cast at the general meeting in respect of a share that belongs to the company or to a subsidiary of the company.

6.	The term shares in this article also includes depository receipts issued for shares.

Reduction of capital.

Article 9.

1.	The general meeting may decide to reduce the issued capital by withdrawing shares or by reducing the value of shares by amending the articles of association. In that resolution the shares to which the resolution relates must be designated and the implementation of the resolution must be regulated.

2.	Paragraph 2 of article 21 applies accordingly to a resolution to reduce the issued capital with repayment on shares. Repayment or discharge from the obligation of payment on shares in the sense of this article is permitted only insofar as the company’s equity exceeds the reserves which must be maintained by law or the articles of association.

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3.	Capital reduction must take place in such manner that after the reduction, at least one (1) share is held by a person other than the company or a subsidiary of the company and furthermore with due observance of the relevant provisions of the law.

Usufruct. Pledge.

Article 10.

1.	A right of usufruct may be created on a share.

2.	The voting rights attached to the shares that have been encumbered with a right of usufruct are vested in the shareholder.

3.	In deviation of the preceding paragraph, the voting rights are vested in the usufructuary if determined so at the creation of the right of usufruct, or later agreed upon in writing between the shareholder and the usufructuary and the transmission of the voting rights has been approved by the general meeting. The approval by the general meeting is not required if the usufructuary is a person to whom shares can be transferred freely.

4.	The usufructuary with voting rights and the shareholder without voting rights have the right to attend general meetings. The usufructuary without voting rights does not have the right to attend general meetings.

5.	Shares may be pledged.

6.	The voting rights attached to the pledged shares are vested in the shareholder.

7.	In deviation of the preceding paragraph, the voting rights are vested in the pledgee if, whether or not subject to a condition precedent, determined so at the creation of the right of pledge, or later agreed upon in writing between the shareholder and the pledgee and the transmission of the voting rights has been approved by the general meeting.

8.	The pledgee with voting rights and the shareholder without voting rights have the right to attend general meetings. The pledgee without voting rights does not have the right to attend general meetings.

Depository receipts issued for shares.

Article 11.

Holders of depositary receipts issued for shares do not have the right to attend general meetings.

Transfer of shares and restricted rights.

Article 12.

1.	The transfer of a share or the creation or transfer of a restricted right to a share requires a deed intended for that purpose and executed before a civil law notary officiating at the Netherlands.

2.	Unless the company itself is a party to the legal act, the rights attached to the share cannot be exercised until the company has acknowledged the legal act or the deed has been served on the company in accordance with the relevant provisions of the law, or the company has acknowledged the legal act of its own accord by registering it in the register in accordance with the relevant provisions of the law.

Share transfer restrictions.

Article 13.

1.	A shareholder who wishes to transfer any or all of his shares must first offer those shares to his co-shareholders, unless all shareholders have declared in writing that they approve of a particular share transfer, on condition that such transfer be made within three (3) months after the first of said approvals has been received.

2.	Notwithstanding the transfer restrictions as referred to in paragraph 1, a shareholder may freely transfer its shares to a company belonging to a group of companies of the shareholder who wishes to transfer.

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3.	The price of the offered shares shall be determined in mutual agreement by the offering shareholder and his co-shareholders. Failing such agreement the price of the shares shall be determined by three (3) independent experts, unless the interested parties shall reach agreement on the appointment of a different number of experts. The expert(s) shall be appointed by the interested parties in mutual agreement; failing such agreement, the independent expert(s) shall be appointed, at the request of any of the interested parties, by the Chairman or the deputy Chairman of The Netherlands Institute of Chartered Accountants. The expert shall be authorized to inspect all books and records of the company and the management board shall give him all such information as he may require and all such cooperation as he may desire for the purposes of determining the price.

4.	If the co-shareholders jointly wish to purchase more shares than are offered, such shares offered shall be allotted pro rata their existing shareholdings, provided however, that this allotment shall not result in to one (1) or more co-shareholders being allotted more shares than they wish to acquire.

5.	The offering shareholder may withdraw his offer, provided that such withdrawal shall include all shares offered, at any time within the period ending on the date when one (1) month has passed since the date on which the offering shareholder has received definitive notice stating at which price and how many of the shares offered he may transfer, and to which person(s) he may so transfer the shares.

6.	If it is established that the co-shareholders do not accept the offer or that not all shares offered are purchased against simultaneous payment in cash, the offering shareholder shall be free to transfer the shares, provided that such transfer is made within three (3) months after the date of said establishment.

7.	The company itself may be designated as a purchaser only with the consent of the offering shareholder.

8.	Both the transfer and the transmission of rights to take shares shall be governed by the provisions of this article.

9.	All announcements, communications and notices to be made or given pursuant to this article shall be made or served by a bailiff’s writ or by letter sent by registered mail.

Management board.

Article 14.

1.	The management board consists of one (1) or more managing director(s). Both natural and legal persons may be managing directors.

2.	The number of managing directors is determined by the general meeting.

Appointment. Suspension and dismissal. Absence or inability to act. Remuneration.

Article 15.

1.	The managing directors are appointed by the general meeting.

2.	Each managing director may be suspended and dismissed by the general meeting at any time.

3.	If a managing director is absent or unable to act, the other managing director(s) is/are temporarily entrusted with the management of the company. If all the managing directors or the sole managing director are/is absent or unable to act, the person appointed by the general meeting is temporarily entrusted with the management of the company.

4.	The titles, remuneration and the other employment conditions of each managing director are determined by the general meeting.

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Management Duty. Decision-making.

Article 16.

1.	The management board is entrusted with the management of the company. In the performance of their duties, the managing directors will be guided by the interests of the company and its affiliated business.

2.	Except as otherwise provided by virtue of paragraph 5, each managing director has one (1) vote and all resolutions of the management board shall be adopted by an absolute majority of the votes cast.

3.	A managing director may arrange representation at a meeting of the management board only through a written proxy. The requirement that the proxy must be in written form is complied with if the proxy is recorded electronically.

4.	Resolutions of the management board may also be adopted in writing or in a reproducible manner by electronic means rather than at a meeting, provided that the motion in question is submitted to all managing directors in office and none of them has opposed to this manner of adopting resolutions.

5.	The management board may draw up detailed rules regarding the decision-making and procedures of the management board. In that context, the management board may determine, among other things, the specific duties with which each individual managing director will be charged.

6.	A managing director does not participate in the deliberations and decision-making if he has a direct or indirect personal interest in the matter that is conflicting with the interest referred to in paragraph 1. In case no management board resolution can be adopted and provided that the managing director(s) also is (/are) the sole shareholder(s), the concerning managing director(s) may adopt such resolution. If as a result of this no resolution can be adopted , the resolution shall be adopted by the general meeting.

Representation.

Article 17.

1.	The management board is authorised to represent the company. If the management board consists of more than one (1) managing director, the authority to represent the company shall also vest in [two (2) managing directors acting jointly.]

2.	The management board may appoint officers with a general or limited power of representation. Each of them represents the company with due observance of the limits imposed on that power. Their titles are determined by the management board.

3.	Legal acts of the company towards the holder of all shares in the capital of the company at which the company is represented by this shareholder, must be recorded in writing. For the purposes of the preceding sentence, the shares held by the company or its subsidiaries are not taken into account.

4.	Paragraph 3 does not apply to legal acts that pursuant to the stipulated conditions form part of the normal business operations of the company.

Approval of resolutions of the management board.

Article 18.

1.	The general meeting is authorised to subject resolutions of the management board to its approval. These resolutions must be clearly described and must be notified to the management board in writing.

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2.	The absence of the approval does not affect the power of representation of the management board or the managing directors.

Financial year. Annual accounts.

Article 19.

1.	[The company’s financial year coincides with the calendar year.] Annually, within five (5) months of the end of the financial year, unless that term is extended by no more than five (5) months by the general meeting on the grounds of special circumstances, the management board must draw up the annual accounts and make them available for inspection by the shareholders at the office of the company. Within that period the management board must also make the annual report available for inspection by the shareholders, unless the company is exempted from the obligation to draw up an annual report pursuant to the law.

2.	The annual accounts must be signed by the managing directors; if the signature of one (1) or more of them is missing, that fact and the reason must be stated.

3.	The company must give instruction to have the annual accounts audited by an auditor who is authorised by law, unless the company is exempted from doing so by law. The general meeting is authorised to give that instruction. If it fails to do so, the management board has that authority.

4.	The instruction to audit the annual accounts can be withdrawn for valid reasons by the general meeting and by the party that gave the instruction.

5.	The auditor who has audited the annual accounts reports on his audit to the management board.

6.	The company must ensure that the drafted annual accounts, the annual report and the information that must be added to them pursuant to article 2:392 paragraph 1 of the Dutch Civil Code are available at its office as from the convening of the general meeting at which they are to be addressed. The shareholders and other persons who have the right to attend meetings can inspect the documents there and obtain free copies of those documents.

7.	If the company has been exempted from the obligation referred to in paragraph 4, the general meeting may nevertheless decide that the audit of the annual accounts will be performed with or that another form of assessment of the annual accounts and financial records will be performed.

Adoption of the annual accounts. Discharge. Publication.

Article 20.

1.	The general meeting adopts the annual accounts. The management board adopts the annual report.

2.	Adoption of the annual accounts does not discharge a managing director. By separate resolution the general meeting can discharge a managing director for the management conducted in the financial year in question, insofar as that management is apparent from the annual accounts or otherwise has been disclosed to the general meeting.

3.	If all the shareholders are also managing directors, signing of the annual accounts by all the managing directors does not serve as adoption of the annual accounts.

4.	Unless a lawful exemption applies, the company is required to publish its annual accounts within eight (8) days after their adoption.

Profits and distributions.

Article 21.

1.	The general meeting is authorised to allocate the profit determined by the adoption of the annual accounts or to determine the way in which a deficit will be processed and to decide on interim distributions from profits or distribution from the reserves, insofar as its equity exceeds the reserves that must be maintained by law or pursuant to these articles of association.

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2.	A resolution pertaining to distribution has no consequences until the management board has given its approval thereto. The management board may withhold its approval only if it knows or reasonably should foresee that the company will not be able to continue to pay its immediately payable debts after the distribution.

3.	In calculating each distribution the shares held by the company in its own capital are not taken into account. In calculating the amount that will be paid on each share, only the amount of the obligatory payments on the nominal value of the shares will be taken into account. It is possible to deviate from the provision of the second sentence of this paragraph with the approval of all of the shareholders.

4.	Subject to the provisions laid down in paragraph 2 the distributions are immediately due and payable, unless the general meeting determines another moment.

5.	A shareholder’s claim regarding a distribution on shares expires five (5) years after the day on which it became due and payable.

General meeting.

Article 22.

1.	During each financial year of the company at least one (1) general meeting must be held or at least once a resolution must be adopted without a meeting being held in accordance with article 25. The agenda of the annual general meeting must include at least the following items:

a.	the adoption of the annual accounts;

b.	the determination of the profit allocation;

c.	the granting of discharge to managing directors for their management conducted in the last financial year;

d.	in the event the company is obliged to draw up an annual report, the handling of the annual report,

unless the term for the preparing of the annual accounts and, if an annual report is required, the term for preparing the annual report is extended or a proposal thereto has been placed on the agenda.

2.	Other general meetings will be held as often as the management board of the company deems necessary. The management board is authorised to convene a general meeting. The management board is required to convene a general meeting if one (1) or more persons with the right to attend general meetings, solely or jointly representing at least one-hundredth (1/100th) of the issued capital request(s) the management board in writing, accurately stating the subjects to be addressed, to convene a general meeting, unless a compelling interest of the company opposes so.

3.	A subject, requested to be addressed by one (1) or more persons with the right to attend general meetings, solely or jointly representing at least one-hundredth (1/100th) of the issued capital in writing, will be added to the convocation, or will be announced similarly if the company has received the request no later than the thirtieth (30th) day before the day of the general meeting providing no compelling interest of the company opposes so. The requirement that the request must be in written form is complied with if the request is recorded electronically.

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4.	A general meeting must be convened by means of convening notices to be sent to the addresses of the persons with the right to attend general meetings as recorded in the register referred to in article 5.

5.	With the approval of a person who has a right to attend meetings, the meeting can also be convened by readable and reproducible message sent in an electronic form to the address that he has made known to the company for that purpose.

6.	The convening notices must state the subjects to be addressed. Participation in and voting at a general meeting is possible using an electronic means of communication if that is stated in the convening notices.

7.	Notice of the meeting must be given no later than on the eighth (8th) day before the day of the meeting.

8.	The general meetings are held in the municipality in which the company has its registered office under these articles of association.

9.	The general meeting appoints its own chairman. Until that moment the meeting is chaired by a managing director or, if no managing director is present, by the most senior person present at the meeting in terms of age. The minutes of the general meeting will be kept by a minutes secretary appointed by the chairman.

10.	The managing directors have an advisory vote in general meetings.

General meeting. Deviation agenda, term, location.

Article 23.

1.	Provided that all persons with the right to attend general meetings have agreed that resolutions will be adopted regarding all subjects and on the place of the meeting, and the managing directors have been given the opportunity prior to the adoption of the resolutions to cast their advisory vote, valid resolutions may be adopted and/or the general meeting may be held in a different place, regardless whether the term of convening the meeting was shorter or if no meeting has been convened at all, or if subjects are concerned that were not included in the convening notice, and regardless whether the general meeting is held in the place mentioned in article 22 paragraph 8.

2.	The management board must keep records of all resolutions adopted. If the management board is not represented at the meeting, a copy of any resolution that is adopted is presented to the management board by or on behalf of the chairman as soon as possible after the meeting. The records are available at the office of the company for inspection by those who have the right to attend meetings. On request, each of them is provided with a copy or excerpt from those records at no more than cost.

Adoption of resolutions.

Article 24.

1.	Each person with the right to attend general meetings is authorised either in person or by written proxy to attend the general meeting and to address the meeting. Each person with the right to attend general meetings as well as the right to vote is authorised either in person or by written proxy, to exercise the voting rights in the general meeting. The requirement that the proxy must be in written form is complied with if the proxy is recorded electronically.

2.	Each person with the right to attend general meetings is authorised, either in person or by written proxy, by an electronic means of communication, to take part in the general meeting, to address the general meeting and with regard to persons with the right to attend general meetings as well as the right to vote, to exercise the voting rights, unless one (1) or more of those rights is/are not vested in a person with the right to attend general meetings in accordance with the provisions of these articles of association. The requirement that the proxy must be in written form is complied with if the proxy is recorded electronically.

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3.	For the purposes of paragraph 2, it is a requirement that the person with the right to attend general meetings via the electronic means of communication can be identified, can directly take note of the business transacted at the general meeting, can take part in the deliberations and with regard to persons with the right to attend general meetings as well as the right to vote, can exercise the voting rights.

4.	The management board may stipulate further conditions for the use of the electronic means of communication referred to in this article, which conditions must be stated in the convening notice.

5.	Each share confers the right to cast one (1) vote.

6.	Insofar as no greater majority is prescribed by law or in these articles of association, all resolutions are adopted by an absolute majority of the votes cast.

7.	If a vote is equally divided, the proposal has been rejected.

Adoption of resolutions without holding a general meeting.

Article 25.

1.	Resolutions by persons with the right to attend general meetings as well as the right to vote may also be adopted otherwise than at a meeting, provided that all the persons with the right to attend general meetings have consented thereto. This manner of consent can be given in an electronic form.

2.	Votes are cast in writing. The requirement of a written vote is also met if the decision has been recorded in writing or electronically, stating the manner in which each of the shareholders votes. The votes may also be cast in an electronic form.

3.	The managing directors are given the opportunity to render their advice prior to the adoption of resolutions.

4.	Those who have adopted a resolution without holding a meeting must inform the management board of the resolution(s) adopted without delay.

Amendment to the articles of association.

Article 26.

1.	The general meeting is authorised to amend these articles of association. A resolution of the general meeting to amend these articles of association can only be adopted with unanimous votes in a meeting at which the entire issued capital is present or represented.

2.	If at a meeting the required percentage of issued capital is not present or represented as a result whereof the resolution to amend the articles of association cannot be adopted, a new meeting may be convened. This new meeting must be convened no later than on the eighth (8th) day before the day of the new meeting and must be held within fifteen (15) days after the first meeting. In this new meeting the resolution to amend the articles of association may only be adopted with unanimous votes in a meeting at which [the entire issued capital is present or represented.]

The convening notices for the new meeting must state that and why the resolution to amend the articles of association can be taken with the indicated quorum.

If at the new meeting the required percentage of the issued capital is not present or represented as a result whereof the resolution to amend the articles of association cannot be adopted, the proposed resolution is deemed to have been rejected.

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3.	If a proposal to amend the articles of association is made to the general meeting, it must always be stated in the notices convening the meeting. At the same time a copy of the proposal containing the proposed amendment literally must be made available at the company’s office for inspection by the persons with the right to attend general meetings until the end of the meeting. As from the day the proposal is made available until the day of the meeting, on request a copy of the proposal will be provided to the persons with the right to attend general meetings free of charge. A notarial deed must be drawn up of an amendment to these articles of association.

Merging and demerging. Dissolution. Liquidation.

Article 27.

1.	The company can merge or demerge by a resolution of the general meeting to that effect. If a proposal to merge or demerge the company is made to the general meeting, it must always be stated in the notices convening the meeting. A resolution of the general meeting to merge or demerge the company can only be adopted with unanimous votes in a meeting at which the entire issued capital is present or represented. Article 26 paragraph 2 applies accordingly to this paragraph.

2.	The company can be dissolved by a resolution of the general meeting to that effect. If a proposal to dissolve the company is made to the general meeting, it must always be stated in the notices convening the meeting. A resolution of the general meeting to dissolve the company can only be adopted with unanimous votes in a meeting at which the entire issued capital is present or represented. Article 26 paragraph 2 applies accordingly to this paragraph.

3.	In the event of dissolution of the company pursuant to a resolution of the general meeting, the managing directors will be the liquidators of the assets of the dissolved company. The general meeting may resolve to appoint other persons as liquidator.

4.	During the liquidation the provisions of these articles of association continue to apply to the extent possible.

5.	Any amount remaining after payment of the debts of the dissolved company is paid and transferred to the shareholders in proportion to the aggregate nominal amount of their shares.

6.	Furthermore the provisions of Title 1 of Book 2 of the Dutch Civil Code apply to the liquidation.

Other powers.

Article 28.

The general meeting has all the powers not granted to the management board or others within the limits stipulated by the law and these articles of association.

Transitional provision.

Article 29.

The first financial year of the company will end on the [31] day of [December] two thousand [16]. This article will cease to exist after expiry of the first financial year.

FINAL PROVISIONS.

The person appearing, acting in his aforesaid capacities, finally stated that:

1.	For the first time the following persons shall be appointed as managing director of the company:

-	the Incorporator I; and

-	the Incorporator II.

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2.	At incorporation one thousand (1,000) shares are issued, with a nominal value of one eurocent (EUR 0.01) each, numbered 1 up to and including 1,000, hereinafter referred to as the “Shares”, and the issued capital of the company, therefore amounts to ten euro (EUR 10.00).

3.	The Shares have been subscribed for as follows by the Incorporators:

-	eight hundred twenty (820) shares, numbered 1 up to and including 820, to the Incorporator II;

-	one hundred (100) shares, numbered 821 up to and including 920, to the Incorporator I; and

-	eighty (80) shares, numbered 921 up to and including 1,000, to the Incorporator III.

The Shares are issued at their nominal value.

4.	The Incorporators shall pay up their respective shares in cash after incorporation upon request of the company. Payment in an other currency is allowed.

ATTACHED DOCUMENTS

The following documents shall be attached to this deed:

-	three (3) powers of attorney.

IN WITNESS WHEREOF the original of this deed will be executed in Rotterdam, the Netherlands, on the date mentioned in the head of this deed.

The appearing person is known to me, civil law notary. The appearing person is informed of the substance of this deed and given an explanation thereon. The appearing person waives a full reading of this deed and declares to have timely been given the opportunity to take note of the contents of this deed and to agree with the contents thereof.

Immediately after limited reading, this deed shall be signed by the appearing person and by me, civil law notary.